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KPMG LOGO                                                           EXHIBIT 23.2




                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Swift Transportation Co., Inc.:

We consent to the use of our report dated January 27, 2004, with respect to the consolidated balance sheets of Swift Transportation Co., Inc. as of December 31, 2003 and 2002, and the related consolidated statements of earnings, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


                                                       KPMG LLP

Phoenix, Arizona
April 6, 2004